SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

                       ___________________



     Date of Report (Date of earliest event reported) October 16, 2001
                         BICO, INC.
     (Exact name of registrant as specified in its charter)


Pennsylvania                       0-10822                    25-1229323
(State of other jurisdiction   (Commission File Number)     (IRS Employer
  of incorporation)                                        Identification No.)


  2275 Swallow Hill Road, Bldg. 2500, Pittsburgh, Pennsylvania 15220
  (Address of principal executive offices)                   (Zip Code)


Registrant's telephone number, including area code (412) 429-0673


     _______________________________________________________
   (Former name or former address, if changes since last report.)



Item 1.   Change in Control of Registrant.
          Not applicable.

Item 2.   Acquisition or Disposition of Assets.
          Not applicable.

Item 3.   Bankruptcy or Receivership.
          Not applicable.

Item 4.   Changes in Registrant's Certifying Accountant
          Not applicable.

Item 5.   Other Events.
          BICO, Incorporated announced that its consolidated revenue for the third quarter of 2001 was approximately
          $1.8 million compared to approximately $60,000 for the same period in 2000.

Item 6.   Resignation of Registrant's Directors.
          Not Applicable

Item 7. Financial Statement, Pro Forma Financial Information and Exhibits.

          (a)  Financial Statements and Businesses Acquired
               - Not Applicable.
          (b)  Pro Forma Financial Information - Not Applicable.
          (c)  Exhibits - Press Release.

                           SIGNATURES

      Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   BICO, INC.

                                   by /s/ Fred E. Cooper
                                          Fred E. Cooper, CEO
DATED:  October 16, 2001




       BICO ANNOUNCES THIRD-QUARTER REVENUE AS SUBSIDIARY
                 PETROL REM EXCEEDS PROJECTIONS


Pittsburgh, PA October 16, 2001 - BICO, Inc. (OTCBB:BIKO) announced today that its consolidated revenue for the third quarter of 2001 was approximately $1.8 million compared to approximately $60,000 for the same period in 2000.

The revenue for the third quarter of 2001 was primarily generated by BICO subsidiary Petrol Rem, Inc., which exceeded projections of $1.3 million for the quarter by approximately $370,000. Petrol Rem previously reported consolidated revenue of $1.14 million in the first two quarters combined.

"Petrol Rem's performance in the third quarter of 2001 exceeded all of our expectations and is on target to eclipse $4 million total consolidated revenue for 2001," said BICO CEO Fred E.
Cooper.

Petrol Rem's revenue is due largely to the acquisition of subsidiary INTCO, Inc. in October 2000 and to new and existing clients for Petrol Rem's oil spill clean up products.

BICO, Incorporated has its corporate offices in Pittsburgh, PA and is involved in the development and manufacture of medical and environmental solutions. Subsidiary, Petrol Rem Inc., with corporate headquarters and manufacturing facilities in Pittsburgh, is focused on environmental solutions.

FOR FURTHER INFORMATION, CONTACT:
Investors                           Media
Diane McQuaide                      Susan Taylor
1.412.429.0673 phone                1.412.429.0673 phone
1.412.279.9690 fax                  1.412.279.5041 fax
INVESTOR RELATIONS NEWSLINE NUMBER: 1.800.357.6204 www.bico.com www.petrolrem.com